News Release

Investor Relations Contact:
Molly Plyler
The Blueshirt Group
415-217-7722
molly@blueshirtgroup.com

InsWeb Reports Fourth Quarter and Fiscal 2008 Results

▪	Reminder: Conference Call and Webcast today at 5:00 pm ET; Dial-In: (800) 547-5492

SACRAMENTO, Calif., January 22, 2009 – InsWeb Corp. (NASDAQ: INSW), a leading online insurance marketplace, today announced results for the fourth quarter and year ended December 31, 2008.

Revenues for fiscal 2008 were a record $37.5 million, an increase of approximately 13% over the $33.2 million for fiscal 2007. Net loss for fiscal 2008 was $2.2 million, or $0.46 per diluted share. This compares with net income of $2.4 million, or $0.46 per diluted share, for fiscal 2007, which included a one-time benefit in the fourth quarter of 2007of $985,000 related to a decrease in a lease loss accrual.

Revenues for the fourth quarter of 2008 were $6.6 million, a decrease of approximately 14% as compared to $7.7 million in the fourth quarter of 2007. InsWeb reported a net loss for the fourth quarter of 2008 of $1.3 million, or $0.27 per diluted share. This compares to net income of $1.3 million, or $0.23 per diluted share in the fourth quarter of 2007, including the one-time benefit of $985,000 mentioned above.

Adjusted EBITDA, a non-GAAP financial measure used by InsWeb’s management and defined below, was a loss of $1.2 million in the fourth quarter of 2008, as compared to income of $617,000 in the fourth quarter of 2007.  Adjusted EBITDA for fiscal 2008 was a loss of $1.2 million, compared to income of $2.7 million for fiscal 2007.

“We were pleased to end fiscal 2008 with double digit annual revenue growth despite the unforeseen carrier cutbacks that materialized over the course of the year,” stated InsWeb Chairman & CEO Hussein Enan. “As anticipated, the fourth quarter, which is typically the seasonally slowest, was further impacted by a continuation of cutbacks by some of our direct auto carriers and soft consumer demand within the current macroeconomic climate.  We continue to take steps to reduce our reliance on individual carriers and believe we will begin to see the benefits of these efforts in 2009.  We made further progress during the quarter across a variety of initiatives including signing up new agencies and carriers to our platform, bolstering our content and syndication offerings and developing our new consumer-centric insurance-related destination sites.”

“Given the continued uncertainty in the financial environment, we feel it is prudent to refrain from issuing projections for 2009.  However, we are confident that we have a fundamentally sound and scalable business model, combined with a debt-free balance sheet that consists principally of cash and cash equivalents, and can withstand an extended global downturn. We continue to believe that we are putting the right programs in place to drive long-term growth and profits.  These initiatives are designed for success at current market levels, and we are very encouraged by our clear progress in these areas,” concluded Mr. Enan.

Non-GAAP Financial Information
In evaluating InsWeb’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance.  Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, and other non-recurring gains and losses that are not related to the Company’s continuing operations.  This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of non-cash charges and non-recurring gains and losses.  Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible.

InsWeb Corporation
NON-GAAP FINANCIAL MEASURE AND RECONCILIATION
(In thousands)
(unaudited)
	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008 Year	2007 Year
Net income (loss)	$(1,304)	$(552)	$1,341	$(2,163)	$2,421
Less
Lease loss accrual	-	-	985	-	985
Interest income	48	47	91	244	378
Add
Provision (benefit) for income taxes	-	(44)	45	(44)	45
Share-based compensation expense	63	164	276	640	1,114
Depreciation and amortization of property, equipment and intangible assets from continuing operations	48	47	31	169	153
Non-recurring expenses	-	-	-	410	343
Adjusted EBITDA from continuing operations	$(1,241)	$(432)	$617	$(1,232)	$2,713

Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and has limitations as an analytical tool.  You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income (loss).  The principal limitations of this measure are that: 1) it does not reflect the Company’s actual expenses and may thus have the effect of inflating or reducing the Company’s net income (loss) and net income (loss) per share; and 2) it may not be comparable to Adjusted EBITDA as reported by other companies.

Earnings Call Information
The InsWeb fourth quarter teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, January 22, 2009. To participate on the live call, analysts and investors should dial 800-547-5492 at least ten minutes prior to the call.  InsWeb will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the Company’s Web site at
http://investor.insweb.com/index.cfm.

About InsWeb
Founded in 1995 and headquartered in Sacramento, CA, InsWeb Corporation (NASDAQ: INSW) operates a top-rated online insurance marketplace. InsWeb’s primary Web properties include InsWeb.com, where consumers can view independent research and quickly compare actionable insurance quotes from multiple providers, and AgentInsider.com, a leading online marketing source for insurance agents. For more information about InsWeb, visit www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.
This news release contains forward-looking statements reflecting management's current forecast of certain aspects of the Company's future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition; the results of strategic initiatives, including AgentInsider and the Agent Directory; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations. The Company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company's business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company's relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company's ability to attract and integrate new insurance providers and strategic partners; implementation of competing Internet strategies by existing and potential competitors; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
[ Amounts in thousands, except per share amounts ]
[ unaudited ]

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Transactions	$6,598	$7,667	$37,275	$32,940
Other	48	61	222	258
Total revenues	6,646	7,728	37,497	33,198

Operating expenses:
Direct marketing	4,610	4,543	26,650	19,567
Sales and marketing	1,749	1,190	5,982	5,246
Technology	891	731	3,292	3,075
General and administrative	748	954	4,024	4,213
Lease loss accrual	-	(985)	-	(985)
Total operating expenses	7,998	6,433	39,948	31,116
Income (loss) from operations	(1,352)	1,295	(2,451)	2,082
Interest income	48	91	244	378
Other income (expense), net	-	-	-	6
Income (loss) before income taxes	(1,304)	1,386	(2,207)	2,466
Provision (benefit) for income taxes	-	45	(44)	45
Net income (loss)	$(1,304)	$1,341	$(2,163)	$2,421
Net income (loss) per share:
Basic	$(0.27)	$0.29	$(0.46)	$0.55
Diluted	$(0.27)	$0.23	$(0.46)	$0.46

Weighted average shares used in computing
net income (loss) per share:
Basic	4,780	4,552	4,703	4,387
Diluted	4,780	5,753	4,703	5,295

INSWEB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
[Amounts in thousands]
[unaudited]
	December 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$9,238	$10,777
Accounts receivable, net	1,450	2,428
Related party receivables	303	48
Prepaid expenses and other current assets	711	548
Total current assets	11,702	13,801

Property and equipment	249	257
Other assets	330	75
Total assets	$12,281	$14,133

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,138	$2,118
Accrued expenses	1,014	1,426
Deferred revenue	437	246
Total current liabilities	3,589	3,790

Commitments and contingencies Shareholders' equity:
Common stock	8	8
Paid-in capital	206,719	206,208
Treasury stock	(6,334)	(6,334)
Accumulated other comprehensive income (loss)	1	1
Accumulated deficit	(191,702)	(189,540)
Total shareholders' equity	8,692	10,343
Total liabilities and shareholders’ equity	$12,281	$14,133

The following financial highlights and key metrics are provided as a resource for our investors. Please refer to the Company’s filings with the Securities and Exchange Commission for additional information regarding our business.

	Three months Ended
	December 31,	September 30,	December 31,
	2008	2008	2007
Revenues:
Auto	$5,352,000	$7,574,000	$6,668,000
Property (Home/condo/renters)	$613,000	$862,000	$591,000
Term life	$466,000	$377,000	$408,000
Agent Directory	$121,000	$134,000	N/A
All other	$46,000	$8,000	N/A
Total transaction fees	$6,598,000	$8,955,000	$7,667,000
# of Consumers:
Auto	1,687,000	2,245,000	1,477,000
Home/condo/renters	194,000	212,000	132,000
Term life	45,000	17,000	16,000
Agent Directory	834,000	383,000	N/A
Total	2,760,000	2,857,000	1,625,000
Transaction revenue per consumer:
Auto	$3.17	$3.37	$4.51
Property (Home/condo/renters)	$3.16	$4.06	$4.48

Auto Segment B revenue per click	$6.46	$6.30	$6.57
Agent Insider approved agents	7,577	6,775	5,256

Direct marketing costs:	$4,610,000	$6,497,000	$4,543,000

Marketing costs per consumer:
Total	$1.67	$2.27	$2.80
Excluding Agent Directory	$2.35	$2.59	$2.80
Direct marketing costs as a percent of revenues:	69%	73%	59%

Cash and cash equivalents:	$9,238,000	$9,125,000	$10,777,000
Accounts receivable:	$1,450,000	$2,410,000	$2,428,000
Days sales outstanding (DSO):	27	24	44
Staffing:	88	89	62

Definitions:

“# of consumers”	Represents consumers acquired from marketing activities
“Per consumer information”	Represents revenues earned or marketing costs incurred per consumer who has started a quote form
“Segment B”	Auto insurance consumers classified as non-standard (bad driving record, not enough experience, or not permanently insured for 3 years)
“AgentInsider approved agents”	# of agents approved to buy leads through AgentInsider
“Direct marketing costs”	Represents expenses incurred by InsWeb to drive the consumers to InsWeb’s online insurance marketplace
“N/A”	Information not available